Exhibit(j)


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Scudder Focus Value+Growth Fund (one of the series comprising Scudder Focus Value+Growth Fund) in the Asset Allocation II Prospectuses, and "Independent Auditors and Reports to Shareholders" and "Financial Statements" in the Scudder Focus Value+Growth Fund Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 14 to the Registration Statement (Form N-1A, No. 33-61433) of our report dated January 21, 2004 on the financial statements and financial highlights of Scudder Focus Value+Growth Fund included in the Fund Annual Report dated November 30, 2003.



/s/ERNST & YOUNG LLP

Boston, Massachusetts
February 23, 2004